- 8 King Street, Suite 208 - Toronto Ontario, Canada - M5C 1B5 -
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Colombia Goldfields Announces Initial Inferred Resource at Marmato Mountain

TORONTO, ON, (May 12, 2008): Colombia Goldfields Ltd. (the "Company") (TSX: GOL / OTCBB: CGDF) today announced an initial NI 43-101 compliant inferred resource estimate of 2.6 million ounces of gold for the Zona Alta (Upper Zone) at Marmato. This is based on the first 12,186 meters (68 holes) of a planned 60,000-meter diamond drilling program, 1,165 meters of cross-cut samples (115 cross-cuts) and 504 meters of individual underground samples. The resource estimate was prepared by Micon International Limited ("Micon") of Toronto.

Highlights of the resource estimate include:

  2.6 million ounces of gold at a cut-off grade of 0.3 g/t

  Contained within 75.8 million tonnes grading 1.05 g/t gold

  The resource remains open for expansion in areas not yet drilled

"This 43-101 compliant resource estimate is the first step in confirming Marmato Mountain as a world-class gold deposit," said J. Randall Martin, Vice Chairman and CEO, Colombia Goldfields. "With the bulk of drilling at Zona Alta yet to report on, we believe that there is a strong potential to increase the Zona Alta resource. Moreover, we are working towards completing an agreement to purchase the Zona Baja (Lower Zone) at Marmato, which we believe has the potential to substantially increase the size of the current Marmato Resource."

Table 1.0 - May 2008 Inferred Mineral Resource Estimates at Zona Alta at Various Cut-Off Grades

Cut-Off grade g/t gold	Tonnage t x 1000	Gold Grade g/t	Gold ounces	Silver Grade g/t	Silver ounces
2.0	7,960	3.04	776,000	12.63	3,226,000
1.0	27,624	1.87	1,656,000	8.51	7,545,000
0.5	55,774	1.28	2,301,000	6.61	11,841,000
0.3	75,808	1.05	2,553,000	5.76	14,039,000

The previous historical resource for Zona Alta appears in Table 2.0 This was carried out for a previous operator in 1998, prior to the enactment of NI 43-101.

Table 2.0 - Historical Inferred Resource at Zona Alta (1998)

Cut-Off grade g/t gold	Tonnage t x 1000	Gold Grade g/t	Gold ounces	Silver grade g/t	Silver ounces
1.00	20,000	1.64	1,054,561	7.87	5,060,605
0.50	56,000	1.06	1,908,498	6.57	11,829,084
0.30	77,000	0.88	2,178,568	5.98	14,804,360

Micon reviewed the historical resource, on behalf of Colombia Goldfields, in a November 14, 2006 NI 43-101 Technical Report on the Marmato and Caramanta Projects. Micon concluded that the 1998 Mineral Resources Development Inc. (MRDI) resource estimate of Zona Alta appeared to have been calculated using the appropriate Canadian Institute of Mining, Metallurgy and Petroleum (CIM) standards applied to the industry in 1998. However, because the original Conquistador (previous operator) database and the MRDI report appendices were not available to be reviewed and verified, the 1998 resource estimate should be regarded as a historical resource given for information purposes only to indicate the potential of the project. Micon has advised Colombia Goldfields that they cannot say, with any degree of certainty, that the 1998 MRDI resource estimate was, or would be with further review, compliant with the present CIM definitions required by NI 43-101. As a result, the Company has treated these resources estimates as historical estimates and not as current mineral resources under NI 43-101.

The full NI 43-101 report describing the new resource estimate will be released within 45 days and filed on SEDAR.

A scoping study (NI 43-101 preliminary assessment) is being carried out by Micon based on this resource and is due for completion in June.

Nine drills are currently operating at Zona Alta. Drilling of the entire 60,000 meter program is expected to be complete by September 2008. The Company expects to provide updated resource figures at appropriate intervals prior to completion of the current drilling program.

Qualified Person

William J. Lewis, B.Sc., P.Geo. of Micon International Limited is the independent qualified person as defined by National Instrument 43-101 and has prepared or reviewed the preparation of the information which forms the basis of this press release. He is a registered Professional Geoscientist with the Association of Professional Geoscientists of Manitoba, a professional association and designation recognized by the Canadian regulatory authorities. The Company's samples were prepared by Inspectorate (ISO 9001:2000 and 9002:2004 certified) at sample preparation facilities in Medellin, Colombia, and Reno, Nevada, and were assayed at their laboratories in Reno and Lima, Peru. Gold was assayed by fire assay with gravimetric or AAS finish. Silver was assayed by fire assay with AAS finish or analyzed by ICP with a suite of multi-elements.

Additional laboratories used were SGS in Medellin, Colombia (preparation) and Lima, Peru (analysis), and ALS Chemex in Reno, Nevada (analysis) using the same analytical methods. Blank, standard and duplicate samples were routinely inserted for quality assurance and quality control.

About Colombia Goldfields
Colombia Goldfields Ltd., through its subsidiaries Compañia Minera de Caldas S.A. and Gavilan Minerals S.A., is developing what we believe is a multi-million ounce gold resource in Colombia's historic Marmato Mountain gold district.

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B. Further information about the company is available at www.colombiagoldfields.com, EDGAR at www.sec.gov and SEDAR at www.sedar.com under the Company's profile.

Disclaimer

This release uses the terms "measured", "indicated" and/or "inferred" mineral resources. United States investors are advised that while such terms are recognized by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. United States investors are cautioned not to assume that all or any part of mineral resources will ever be converted into mineral reserves. Inferred mineral resources have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable.

This release contains forward-looking statements that are based on the beliefs of Colombia Goldfield's management and reflect Colombia Goldfield's current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward looking statements. In particular, there is no assurance that a definitive agreement will be executed or that the proposed transaction will be completed.

Company Contact:

J. Randall Martin, Vice Chairman and CEO
Colombia Goldfields Ltd. (TSX: GOL / OTC BB: CGDF)
8 King Street East, Suite 208
Toronto, Ontario, M5C 1B5
T: 416-361-9640
F: 416-361-0883
info@colombiagoldfields.com
www.colombiagoldfields.com

U.S. Investor Relations:	Canadian Investor Relations:
John Menditto	Martti Kangas
Roth Investor Relations, Inc.	V.P. Corporate Development
Tel. +1 732 792 2200	Colombia Goldfields, Ltd.
Email: johnmenditto@rothir.com	Tel: + 1 416-361-9640
martti@colombiagoldfields.com